Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Rewards Network Inc. (formerly iDine Rewards Network Inc.):

We consent to the incorporation by reference into previously filed registration statements on Form S-3 (Registration Nos. 333-89406, 333-53147 and 333-111390) and on Form S-8 (Registration No. 333-101237, 33-49460, 333-72501 and 333-06747) of Rewards Network Inc. (formerly iDine Rewards Network Inc.) and subsidiaries (the Company) of our report dated January 30, 2004, relating to the consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003, December 31, 2002 and September 30, 2001, and the three months ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of the Company.

As discussed in note 1(g) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/    KPMG LLP

Miami, Florida

March 12, 2004